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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

              Date of Report (Date of earliest event reported):
                               September 27, 1996
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                         SYLVAN LEARNING SYSTEMS, INC..
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

               Maryland                 0-22844                 52-1492296
             ------------             -----------             --------------
      (State of Incorporation)   (Commission File Number)    (IRS Employer
                                                             Identification No.)

                        9135 Guilford Road
                        Columbia, Maryland              21046
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             (Address of principal executive offices) (Zip Code)

                                (410) 880-0889
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                         (Registrant's telephone number)
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Item 5.  Other Events.

      On September 27, 1996, the Board of Directors of Sylvan Learning Systems, Inc. ("Sylvan") authorized a 3-for-2 stock split of its Common Stock to be effective in the form of a stock dividend, which will be distributed on November 7, 1996 to stockholders of record at the close of business on October 7, 1996. The holders of Sylvan's Common Stock will receive a stock dividend at the rate of 1/2 share of Common Stock for each share of Common Stock owned. Stockholders will not be entitled to receive any resulting fractional shares, but will receive the value of any such fractional shares in cash.

      In addition, on September 27, 1996, the Sylvan Board of Directors adopted a shareholder rights plan designed to protect the long-term interests of Sylvan and its stockholders in the event of an unsolicted takeover attempt by, among other things, encouraging potential acquirers of Sylvan to negotiate with the Board of Directors so as to enchance the Board's ability to achieve the best possible value for all Sylvan stockholders. The plan is designed to exempt the existing holdings of R. William Pollock and additional issuances of Common Stock to Mr. Pollock in connection with Sylvan's acquisition of Drake Prometric, L.P. in December 1995. The plan was not adopted in response to any present effort to acquire Sylvan or its securities.

      Under the plan, each holder of Sylvan Common Stock as of the close of business on October 7, 1996 will receive a distribution on November 7, 1996, of one right for each share of Common Stock held. The rights will become exercisable and will detach from the Common Stock a specified period of time after any person has become the beneficial owner of 15% or more of Sylvan's Common Stock or has commenced a tender or exchange offer which, if consummated, would result in any person becoming the beneficial owner of 15% or more of the Common Stock. Mr. Pollock, who beneficially owned more than 15% of the Common Stock on September 27, 1996, would not cause the rights to become exercisable, subject to certain limitations on his ability to acquire additional Common Stock. Once exercisable, each right entitles the holder, other than the acquiring person, to purchase from Sylvan one hundredth of one share of Series A Junior Participating Preferred Stock for $157.00 (the initial Purchase Price after adjustment for the 3-for-2 stock split described above) or, in lieu thereof, to purchase for the then applicable Purchase Price Sylvan Common Stock having a value of twice the Purchase Price.

      If, following an acquisition of 15% or more of Sylvan Common Stock, Sylvan is involved in certain mergers or other business combinations or sells or transfers more than 50% of its assets or earning power, each right will entitle the holder to purchase for the then applicable Purchase Price that amount of common stock of the other party to such transaction having a value of twice the Purchase Price.

      At any time after a person has acquired 15% or more (but before any person has acquired more than 50%) of Sylvan's Common Stock, Sylvan may exchange all or part of the rights for Common Stock at an exchange ratio of one share of Common Stock per right, subject to rights

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holders delivering to Sylvan an amount in cash equal to the par value of each share of Common Stock to be received.

      Sylvan may redeem the rights at a price of $.05 per right at any time prior to a specified period of time after a person has become the benficial owner of 15% or more of its Common Stock. The rights will expire on November 7, 2006, unless earlier exchanged or redeemed.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

      (c)   Exhibits.
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            4.1   Rights Agreement by and between Sylvan Learning Systems, Inc.
                  and State Street Bank & Trust Company, Rights Agent, dated as of October 1, 1996.

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                                   SIGNATURES
                                   ----------

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  October 1, 1996             SYLVAN LEARNING SYSTEMS, INC.



                                   By:/s/ B. Lee McGee
                                      -----------------------------------------
                                          B. Lee McGee, Vice President
                                            and Chief Financial Officer

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                                  EXHIBIT INDEX

                                                                            Page
                                                                            ----

      4.1 Rights Agreement by and between Sylvan Learning Systems, Inc. and State Street Bank & Trust Company, Rights Agent, dated as of October 1, 1996.

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